Exhibit 99.2

Trading Under the Symbol: ISDR

Transcript of

Sachem Capital

Second Quarter 2020 Conference Call

August 11, 2020

Participants

David Waldman - IR, Crescendo Communications

John Villano - CEO and CFO

Analysts

Rommel Dionisio - Aegis Capital

Jim Altschul - Aviation Advisors

Presentation

Operator

Good day, ladies and gentlemen, and welcome to the Sachem Capital Second Quarter 2020 Conference Call. All lines have been placed in a listen-only mode and the floor will be open for your questions and comments following the presentation.

At this time, it is my pleasure to turn the floor over to your host, Mr. David Waldman of Investor Relations. Sir, the floor is yours.

David Waldman - IR, Crescendo Communications

Good morning, everyone, and thank you for joining Sachem Capital Corp’s Second Quarter 2020 Conference Call. On the call with us today is John Villano, CPA, Chief Executive Officer and Chief Financial Officer of Sachem Capital.

Yesterday, August 10th, the company announced its operating results for the quarter ended June 30, 2020 and its financial condition as of that date. The press release is posted on the company’s website, www.sachemcapitalcorp.com.

In addition, the company filed its Form 10-Q with the U.S. Securities and Exchange Commission on August 10th, which can also be accessed on the company’s website as well as the SEC’s website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company’s operating results for the second quarter of 2020 and the company’s financial condition at June 30, 2020, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy, and plans and our expectations for future operations are forward-looking statements. The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words in terms of similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based largely on the company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short- term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks and uncertainties and assumptions, as described in the company’s quarterly report on Form 10-Q for the second quarter of 2020 filed with the U.S. Securities and Exchange Commission on August 10, 2020 as well as its annual report on Form 10-K filed on March 30, 2020.

Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements.

Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2020 Conference Call August 11, 2020

In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I’ll now turn the call over to John Villano. Please go ahead, John.

John Villano - CEO and CFO

Thank you, David, and thanks to everyone for joining us today. I’m very pleased to report Sachem achieved another strong quarterly performance despite the impact of COVID-19 pandemic. Specifically, revenue increased 41% to $4.3 million and net income was $2.3 million or $0.10 per share, compared to $1.1 million or $0.06 per share for the same period of 2019.

As discussed on our last call, we started the year strong, deploying capital and increasing our mortgage loan portfolio. However, once COVID took hold, and we realized its potential impact on the overall business environment, we took immediate action. Specifically, we implemented new underwriting guidelines to reduce our lending risk by focusing on preservation of capital, and careful maintenance of our existing portfolio. Our guidelines include (1) limiting new loan activity to the amount of income and cash received by loan payoffs; (2) reducing the LTV on new loans not to exceed 50%, down from 70%; (3) loans greater than $1 million required Board review; and finally requiring interest fees reserve on large loans.

We believe these steps were justified and necessary given the pervasive uncertainty in the marketplace. In hindsight, this was the right decision. And, although it temporary limited our growth aspirations, we believe we have substantially mitigated the financial impact of COVID-19 on our business. Despite these steps, we continue to generate strong financial performance, as evidenced by a 41% increase in Q2 revenue and a 98% increase in net income.

I am also pleased to report that since the end of the first quarter, forbearance requests dropped from 42 at the end of the first quarter of 2020 to just 23 at the end of the second quarter. Loans with forbearance provisions dropped from an initially reported $9.2 million at March 31, 2020 to a current $6.5 million. We attribute this to an overall improvement in the market environment and a validation of our conservative lending strategy.

Effective July 1, 2020, we relaxed some of our more restrictive underwriting guidelines by increasing our loan-to-value ratio back to 70% and removing the cash in, lend out restriction. We still remain cautious. However, we have begun to prudently and more actively deploy capital. We’re also pursuing opportunistic expansion and diversification of our loan portfolio. We are expanding both our geographic footprint as well as diversifying into additional asset classes, such as larger multifamily and higher-end “fix and flip” properties, where we believe we can effectively deploy larger amounts of capital with potentially higher returns, better sponsorship and lower risk.

I am pleased to report our loan pipeline is very robust, and we are cautiously optimistic heading into the second half of the year.

I would now like to touch on some key financial highlights and talk more about our strategy moving forward. If you need any additional insight into the financial details, please review our recently filed 10-Q and press release.

First, total revenue for the second quarter of 2020 increased 41% to approximately $4.3 million, compared to approximately $3.1 million for the same period last year. Interest income, net origination fees and interest on investment all increased during the period. Late fees and processing fees decreased during the period reflecting tighter lending standards and less funding volume, along with a reduction in rental income as rental properties were sold. For the six months ended June 30, 2020, revenue and net income increased 35% and 44% respectively, representing stable performance year-over-year.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2020 Conference Call August 11, 2020

Total operating costs and expenses for the quarter ended June 30, 2020 was approximately $2 million, compared to $1.9 million for the same period last year. The increase in operating costs and expenses was primarily attributable to an increase in interest and amortization of deferred financing costs of approximately $700,000, reduced by one-time expense relating to the termination and payoff or our line of credit in June of 2019. The increase in interest income reflects loan growth from the utilization of the cash raised last year from our note sale in November of 2019. However, the liquidity protection afforded by our cash balances comes with a cost and pressure on earnings. We look forward to further deploying this capital as we identify attractive opportunities in the market.

Finally, net income for the three months ended June 30, 2020 was approximately $2.3 million or $0.10 per share, compared to $1.1 million or $0.06 per share for the three months ended June 30, 2019.

Overall, we believe our financial results are a good sign that things are slowly improving in the real estate markets where we operate. However, we realize there are still market risks, and we must be able to quickly adapt our strategy as market conditions evolve.

In terms of Sachem’s overall financial condition, little changed from December 31, 2019. Total assets at June 30, 2020 increased by $2 million to $143 million, liabilities increased approximately $350,000 to $59 million, and shareholders’ equity increased by approximately $1.9 million to $84.4 million. During the six months ended June 30, 2020, our loan portfolio increased by approximately $17 million, and our balance sheet remains solid with over $143 million of assets backing $56 million in notes.

As a mortgage REIT, our debt levels are extraordinarily low versus our peers thereby providing stability during these difficult times. Let’s remember, Sachem is not a note seller. We portfolio all our paper believing it is the best risk adjusted return we can find for our shareholders. In addition, we do not over-lever our portfolio to garner higher leveraged returns. As of June 30, 2020, of the 477 mortgage loans in our portfolio, just 13, or approximately 2.7%, were in the process of foreclosure. As you would expect, loans in foreclosure are actively managed with the goal of unlocking our invested capital in a timely manner. Currently foreclosure and eviction proceedings are stalled as all state courts are closed.

We expect to see progress in this area starting in October 2020 as courts begin to work through their large backlog. As I mentioned earlier, included in our 477 loans are 23 COVID-19 forbearance requests, representing $6.5 million of mortgages receivable down from 42 or $9.2 million at the end of the first quarter of 2020. As of June 30, 2020, real estate owned decreased by $1.3 million to $7 million, compared to $8.3 million at year-end. Net cash providing by operating activities for the three months ended June 30, 2020 was approximately $4 million, compared to approximately $3.7 million for the same period last year.

In terms of our dividend, on July 21, 2020, the Board authorized and declared a quarterly dividend of $0.12. This was paid on August 7, 2020. As most of you are aware, as a REIT, Sachem is required to distribute a minimum of 90% of its taxable income each year to shareholders and we intend to satisfy this requirement for 2020.

Let me take a moment now to discuss liquidity and capital resources. We ended the June quarter with approximately $20.6 million of cash, cash equivalents and short-term investment securities. These funds are the balance remaining from the $31.4 million in equity capital and $58.2 million of debt capital we raised last year. The net proceeds from these financing transactions we used to pay off our entire outstanding balance on our $35 million credit facility and excess proceeds were intended to grow our loan portfolio and for working capital.

Our decision last year to refinance and strengthen our balance sheet and its timing has worked to our advantage, as we believe we are better capitalized than our competitors. Currently, we have three term sheets in hand as we pursue a financing transaction to bolster our balance sheet prior to the election and for second half loan growth.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2020 Conference Call August 11, 2020

From a macro perspective, Sachem is effectively competing with well-capitalized market participants, aggressive pricing and generally less stringent lending criteria. Moving forward, we will continue to monitor COVID, the markets we fund and economic conditions as a non-bank lender with a strong balance sheet and less than 1% of our assets secured by creditors. We believe we are well-positioned to expand our lending area, capitalizing on cash-starved lenders and banks’ continued unwillingness to lend. Most of Sachem’s competition is funded by banks and large mortgage REITs, and with these entities going through their own challenges, almost no money is being deployed to compete with us. The fact that we are able to lend off our own balance sheet is a major differentiator and competitive advantage for Sachem.

In terms of the direct impact of COVID-19 to our personnel, I am pleased to report that all our employees remain safe and healthy. We have not furloughed anyone, nor have we implemented pay cuts. I’d like to thank all of our team members for their hard work during this difficult period. It was truly an all-hands-on-deck moment for the company. Despite these challenges, we have continued to grow the business in a prudent and sustainable manner.

So to summarize, given the current market conditions and the uncertainty that still exists around COVID-19, we believe we are uniquely positioned as the go-to non-bank real estate lender, while our competitors tighten their lending criteria to shore up weak balance sheets or squeeze borrowers to comply with strict credit requirements. The demand for our products and services remains strong and we have seen this in our results. That said, we are approaching the market cautiously and with prudence. We intend to seize the opportunities we see ahead. We are diversifying our portfolio to include more projects such as larger multifamily, where we can effectively deploy capital with creditworthy borrowers. We are also expanding our geographic focus to include markets such as Florida and Texas, where we see opportunities to invest capital with attractive risk adjusted returns.

To this end, I’m pleased to welcome Dr. Pete Cuozzo as our company’s Executive Vice President and Chief Operating Officer, effective July 1, 2020. Pete’s responsibilities will include oversight of the company’s entire operations, expanding Sachem’s business in Florida and Texas, and developing new markets. In addition to his extensive work and assistance growing Sachem in our early pre-IPO days, he brings over three decades of senior executive experience at well-known companies such as GE, Syngenta, HP, Stanley Black and Decker and Hess. In the short time since joining, Pete’s contributions have created value within our organization, and we look forward to his continued guidance as we execute on our strategy to accelerate profitable growth and drive operational excellence.

As I have stated in the past, we have built a highly scalable business model to drive increased revenue and cash flow, which we believe will continue to grow profits and dividends in the years ahead. I am pleased with our operating results for the quarter, and I believe we have taken the necessary steps to navigate the current market. I am confident we will emerge from the ongoing pandemic in a very strong competitive position.

I would like to thank you all for joining the call today. At this point, we would like to open the call for questions.

Operator

[Operator instructions]. We’ll go first to Rommel Dionisio at Aegis Capital.

Q: Thanks and good morning. John, a couple of quick questions for you. First, I wonder, there’s a lot of moving parts, obviously in the real estate market, low interest rates, perhaps people moving out of the cities into Connecticut, but also some economic headwinds. Could you just maybe break all that down and maybe share the overall kind of property value trends that you’re seeing these last few weeks? Obviously, a lot of moving parts there. Thanks.

John Villano - CEO and CFO

Hi. So, the real estate trends in Connecticut, where we have 90% of our business, they have changed dramatically. Real estate has now become popular. Real estate listings are moving quickly and this is quite different from what we were seeing in December and January of 2020.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2020 Conference Call August 11, 2020

Yes, we are seeing a migration from the cities. We are seeing people take advantage of the low interest rates. Once again, housing is becoming affordable. We are also seeing lower-priced homes get snapped up quickly. This is a market that we really spend a lot of time in this, and our average loan balance is somewhere in the vicinity of $250,000. So, we are a direct beneficiary of the move with lower interest rates and people, first-time homebuyers, buying property. Renters are now buying property.

And as you’ve heard in our call, REO was down 1.3 million in the six months ended June 30. It’s kind of a nice trend and I expect there will be some headwinds at some point where prices become unreachable. As all real estate markets change, we’re on the lookout. But for right now, we’re enjoying the fact that our borrowers have a lot of liquidity when it comes to selling their investments.

Q: Okay. Just a quick follow-up if I may. You mentioned in your recent press releases a potential expansion into Florida, especially with new executive COO that you’re bringing on. Could you maybe just give us a roadmap for what that might look like? Obviously, that’s a region that’s been pretty hard hit by COVID. Yes, just maybe in terms of timing, I mean, could we see some of that in the second half of the year or is it really more of a long-term goal? Thanks.

John Villano - CEO and CFO

We have started a move into the area and the Florida real estate market is quite robust with quite a few northern families, Midwestern and Canadian families, heading south, some in search of warmer climates, some in search of tax benefits.

What we’re doing in Florida is a slow and systematic expansion. We are marketing in Southern Florida. We have web advertising running. We are unbelievably selective in any loans that we accept in that area. We do have boots on the ground to review properties. We have law firms. We’re beginning to build a structure there.

Again, it is slow and steady. Our capital at the moment doesn’t allow us to become a significant player in the Florida market just yet, and the same is true for Texas. We have boots on the ground. We have an operator in that area that we trust explicitly. And, we have some loans from him in our portfolio, and we look to expand those ones to diversify our portfolio. And just again, we’re looking for better sponsorship of our invested dollars. That’s all.

Q: Okay. Very good. Thanks so much, John.

Operator

[Operator instructions]. We’ll go next to Jim Altschul at Aviation Advisors.

Q: Good morning. A couple of questions. First of all, with regard to the forbearance request, how are you reflecting among the P&L and balance sheet? I mean, are you recording the full revenue according to the amounts receivable or are you doing something? What are you doing?

John Villano - CEO and CFO

Okay. So, I do think, we treat our forbearance requests somewhat different than others. Because we are a commercial lender, we are not specifically required to grant 30-, 60-, 90-day extensions. We did however provide relief to some of our borrowers when they could demonstrate the damage that they or their family or their property has incurred.

The first thing we look for is the borrower must be current. In order to get a forbearance request, you can’t be 90 days late and then ask for help. So first and foremost, our borrower has to be paying as agreed.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Second Quarter 2020 Conference Call August 11, 2020

The next thing we did was value the property to make sure that we had the proper LTV so that we could extend credit to the borrower. And so, now if the borrower is current and we have availability to lend, what we did is we modified the borrower’s note. So in effect, if a borrower had requested a 90-day forbearance, we actually funded 90 days of interest. They signed legal documents. We had a formal closing. We took the 90 days of interest and we have escrowed that on our balance sheet and for each 30-day period, we took that portion of the interest and we took it in as revenue.

So, the final important fact here is that our borrowers look to move these properties at some point and we all know how banks operate. If there is a payment deficiency or late pay, some of our borrowers will not be able to be refinanced so we made sure we did not further complicate the COVID situation. Now when a bank calls us for a payment history, with an open heart, we could say, yes, these payments have been made.

Okay? So we’re not just granting a 90-day freebie and it’s open. It’s not like an open chamber of air with no money. These are not bad loans to be perfectly clear. These are people working through issues; they’ve clearly demonstrated to us the need for assistance.

Q: I mean I didn’t say they were bad. I wanted to understand how you were accounting for them, which you explained in great detail which I appreciate.

Next question. You have a significant amount of investments on the asset side of the ledger, I guess, some of the proceeds from the notes that you have now get deployed in loans. I mean what type of securities or instruments are you investing?

John Villano - CEO and CFO

I’ll say this, because I don’t have the statement in front of me, these are investments that are bombproof. So, we’re earning somewhere in the range of 3.5% on our investments. These are not individual stocks. These are not any investment that would have high risk. There’s some corporate bonds; there’s a few CDs in there, but again, it’s nothing with—there’s no margin. We’re not striving for yield.

Right now our cash balance is somewhere in the vicinity of $15 million or $16 million, down from $20 million, at June 30th. So, we’re starting to work our way through it. But again, we put the investment in a bombproof position and it is managed well, as you can see by our investment income and gains that we’ve incurred on the money. But again, it’s bombproof. We want to sleep at night and we’re not gambling the money.

Q: Good. And just one other thing, I don’t want to take too much of your time, but in the quarter there was an impairment charge. Could you tell us a little about that, please?

John Villano - CEO and CFO

Sure. We actively monitor loans that are in foreclosure that we try to get a feel for market value compared to our carrying cost in the assets. And we go through this; we will make an impairment. That impairment may be larger or smaller than what we anticipate, but we’re trying to be proactive. We try to have a crystal ball but it’s not that easy. The trick in this environment is—we don’t know how a property is going to come back to us. That’s really the trick and we do inspect properties in trouble, foreclosure properties, fairly consistently in an effort to see and damage, is garbage on the lawn and things like that.

And, let me speak honestly, nobody gives us the property in good shape, in as good a shape as when they bought it. So, we sometimes take impairment charges to really in effect smooth earnings to anticipate potential losses. But again, we don’t have a crystal ball; we try to be as accurate as we can.

Q: Thank you very much for your detailed answers to my questions.

Operator

With no other questions holding, Mr. Villano, I’ll turn the conference back to you for any additional or closing comments.

John Villano - CEO and CFO

First and foremost, I’d like to thank our shareholders. We’re doing what we can. We have challenging times. We are good stewards of your invested dollars. We think the best is yet to come. Thank you.

Operator

Ladies and gentlemen that will conclude today’s conference. We appreciate your participation today. You may disconnect at this time and have a great day.

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